Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made on July 14, 2004, and is by and among Sound Media Group, Inc., a California corporation, a (the “Company”), Breaking Free, Inc., a California corporation (“BFI”), Scott Presta (“Presta”), Tony Tseng (“Tseng”), Aaron Jones (“Jones”), Andy Salisbury (“Salisbury”),  Genutec Business Solutions, Inc., a Montana corporation (“Genutec”) and Genutec Marketing, Inc., a California corporation and wholly owned subsidiary of Genutec (“Buyer”).  Presta, Tseng, Jones and Salisbury shall sometimes be collectively referred to herein as the “Shareholders”.

RECITALS

WHEREAS, the Company has developed and operates an extensive computer system providing voice broadcasting services to its customer companies throughout the United States (together with the business of BFI, the “Business”);

WHEREAS, the Shareholders are collectively the record and beneficial owners of 100% of the issued and outstanding shares of the common stock of the Company (the “Shares”); and

WHEREAS, the Buyer desires to purchase certain assets of the Company and assume certain liabilities of the Company relating to the Business, upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, covenants, representations and warranties hereinafter contained, the Company, BFI, the Shareholders and the Buyer, intending to be legally bound, hereby agree as follows:

SECTION 1.  Definitions

In this Agreement:

1.1                                 “Actual Knowledge,” when used in reference to the Shareholders or the Company, means the actual knowledge as of the date of this Agreement of the person attributed to have such Actual Knowledge.

1.2                                 “Applicable Contract” means any Contract (a) under which the Company or BFI has or may acquire any rights, (b) under which the Company or BFI has or may become subject to any obligation or liability, or (c) by which the Company or BFI or any of the assets owned or used by it is or may become bound.

1.3                                 “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

1.4                                 “Breach” means a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant hereto, and will be deemed to have occurred if there is or has been (a) any inaccuracy in, or breach of, or any failure to perform, or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person (as hereinafter defined)) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

1.5                                 “Buyer” has the meaning set forth in the preamble hereto.

1.6                                 “Closing” has the meaning set forth in Section 3.1 hereof.

1.7                                 “Closing Date” has the meaning set forth in Section 3.1 hereof.

1.8                                 “Confidential Information” means any and all commercial, financial, technical and other valuable information of or relating to the Company and/or BFI, which is non-public, and confidential or proprietary in nature (and includes, but is not limited to, all such information which is provided to a Receiving Party or an agent thereof, or which is obtained by a Receiving party or any agent thereof through an inspection of any of the Premises or of any facility utilizing Confidential Information for the benefit of the Company or BFI, or which is obtained through conversations with any officer, director, shareholder, employee, agent, representative, consultant, vendor or creditor of the Company or BFI, or any subsidiary or parent thereof, whether printed, written, oral or photographic, including photocopies and other reproductions thereof, together with all extracts, summaries, analyses, memoranda, reports and other documents prepared by a Receiving Party or an agent thereof, which contain or otherwise reflect such information, and all photocopies and other reproductions thereof).

1.9                                 “Disclosing Party” means any party hereto disclosing Confidential Information.

1.10                           “Disclosure Schedules” means, collectively, all of the schedules referenced herein.

1.11                           “Employment Agreements” means those certain Employment Agreements by and between Tseng, Mike Montez and Matt Pekarek, respectively, and the Buyer or Genutec, to be executed as of the Closing Date and attached hereto as Exhibit ”A”.

1.12                           “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.13                           “Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials of wasted into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

1.14                           “Escrow Agent” has the meaning set forth in Section 3.2 hereof.

1.15                           “Financial Statements” shall mean the financial statements delivered by the Company to the Buyer for the dates ended December 31, 2002, December 31, 2003 and March 31, 2004.

1.16                           “GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the balance sheets and the other financial statements referred to in this Agreement were prepared.

1.17                           “Governmental Body” means any national, federal, state or local governmental, judicial or regulatory agency, authority or body within or outside the United States.

1.18                           “Indemnified Person” shall mean the Person who is entitled to indemnification under the terms of this Agreement.

1.19                           “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium), in each case, wherever located.

1.20                           “Knowledge,” when used in reference to the Shareholders or the Company, means the actual knowledge as of the date of this Agreement.

1.21                           “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, judgment or other administrative order, decree, constitution, law, ordinance, principle of common law, rule, regulation, statute, or treaty.

1.22                           “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, but not limited to, any liability for Taxes.

1.23                           “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, Buyer, association, organization, labor union, or other entity or governmental body.

1.24                           “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.25                           “Purchase Price” has the meaning set forth in Section 2.2 hereof.

1.26                           “Securities Act” means the Securities Act of 1933, as amended, or any successor law, and any and all regulations and rules issued pursuant to such Act or any successor law.

1.27                           “Shares” has the meaning set forth in the third recital to this Agreement.

1.28                           “Subsidiary” means Breaking Free, Inc.

1.29                           “Tax” means any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (whether domestic or foreign).

1.30                           “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of, or compliance with, any Legal Requirement relating to any Tax.

1.31                           “Trademarks” has the meaning set forth in Section 5.17 hereof.

SECTION 2.  Purchase and Sale

2.1                                 Purchase and Sale.  Subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase from the Company and BFI, and the Company and BFI hereby agree to sell, convey, transfer and assign to Buyer, on the Closing Date (as hereinafter defined), all of the assets, whether tangible, intangible, real, personal or mixed, and wherever located, which are owned by Company or BFI, or in which Company or BFI have any right, title or interest and which are used in connection with the Business (collectively referred to herein as the “Assets”) which are more particularly described herein, free and clear of any and all Encumbrances; provided, however, that the Assets shall not include, and Seller shall retain, the Excluded Assets (as hereinafter defined).  The Assets shall include, without limitation, the following:

(a)                                  All of the Company’s and BFI’s supplies, computers, printers, equipment, furniture, fixtures and other similar assets or tangible personal property owned by the Company and BFI and used in connection with the Business, all of which are identified in the fixed asset depreciation schedule attached hereto as Schedule 2.1(a), which has been delivered concurrently herewith by the Company (collectively, the “Fixed Assets”);

(b)                                 All of the Company’s and BFI’s rights and benefits under the agreements, contracts, licenses, instruments, commitments and understandings, written or oral that (in addition to the Assumed Leases described below) are listed (or, in the case of oral agreements or understandings, that are described) under the caption “Applicable Contracts” in Schedule 2.1(b) attached hereto, including deposits and other prepaid items existing on the Closing Date, listed on Schedule 2.1(b);

(c)                                  The technical and descriptive materials relating to the Business, as listed on Schedule 2.1(c) hereto (the “Technical Documentation”);

(d)                                 The trade names, trademarks and service marks (including registrations, licenses and applications pertaining thereto) used in connection with the Business, as identified on Schedule 2.1(d) hereto, together with all goodwill associated therewith (the “Trademarks”);

(e)                                  All rights of the Company and BFI in and to (i) the customer and client lists, vendor lists, catalogues, data relating to vendors, promotion lists and marketing data and other compilations of names and requirements relating to the Business; (ii) the telephone numbers, internet addresses and web sites used in the conduct of the Business; and (iii) the trade secrets and other material information related to the Business, which are more fully described on Schedule 2.1(e) hereto;

(f)                                    All rights of the Company and BFI in and to the computer programs, designs, processes, drawings, schematics, blueprints, copyrights, copyright applications, inventions, processes, know-how, or trade secrets or proprietary information, patents and patent applications related to the Business as more fully described on Schedule 2.1(f) hereto, (collectively with the items described in Section 2.1(d) and Section 2.1(e), the “Intellectual Property Rights”);

(g)                                 All of the leases under which the Company or BFI own or hold any leasehold interest in tangible personal property used in the conduct of the Business, (a “Personal Property Lease”) and the real property leases (the “Real Property Leases”) (collectively, the “Assumed Leases”), as described in Schedule 2.1(g) hereto;

(h)                                 All of the Company’s and BFI’s accounts or notes receivable relating to the Business and which are identified on Schedule 2.1(h) attached hereto (“Accounts Receivable”), and all schedules, records and other documentation related to such accounts or notes receivable, including, without limitation, all license fees and maintenance fees owing or to become owing under the Applicable Contracts, advance payments, claims for refunds and deposits and other prepaid items existing on the Closing Date, and all notes, chattel paper or other documents or instruments evidencing the payment obligations of the account or note debtors;

(i)                                     Not less than Two Hundred Fifty Thousand Dollars ($250,000) in cash;

(j)                                     All financial books and accounting records and all files, lists, publications, and other records and data of the Company and BFI used in or relating to the Business, regardless of the medium on which such information is stored or maintained;

(k)                                  Any cause of action, claim, suit, proceeding, judgment or demand, of any nature, of or held by the Company or BFI against any third parties arising out of the Business;

(l)                                     All goodwill associated with the Business and the Assets, including all of the Intellectual Property Rights; and

All rights in and to any governmental and private permits, licenses, certificates of occupancy, franchises and authorizations, to the extent assignable, used in or relating to the Business or the Assets.

2.2                                 Excluded Assets.  Schedule 2.2 contains a list of all of the assets relating to, and used in connection with, the operation of the Business that shall not be included in the Assets being sold to Buyer (the “Excluded Assets”), all of which shall be retained by the Company and BFI.

2.3                                 Assumed Obligations.  Buyer hereby agrees to assume only:  (i) those liabilities and obligations specifically set forth in Schedule 2.3 hereto; and (ii) those executory obligations arising after the Closing Date under the Applicable Contracts and the Assumed Leases (collectively, the “Liabilities”).  The Liabilities shall not include any obligations or liabilities arising out of any act or omission or default of the Company or BFI under any Applicable Contract or Assumed Lease, arising prior to the Closing Date.  The Company, BFI and each of the Shareholders represent and warrant that the Company and/or BFI are not in default of any Liability, and Buyer shall not be obligated to assume any Liability which is in default as of the Closing Date.

2.4                                 Liabilities Not Being Assumed.  Except for the Liabilities, the Company, BFI and the Shareholders agree that Buyer shall not assume or perform and is not assuming or performing any liabilities or obligations of the Company or BFI, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when such liabilities or obligations may arise or may have arisen or when they are or were asserted (the “Retained Liabilities”), and the Company or BFI shall remain responsible for all Retained Liabilities, which shall include, without limitation, any and all of the following obligations or liabilities of the Company or BFI:

(a)                                  Any compensation or benefits payable to present or past employees of the Company or BFI, including without limitation, any liabilities arising under any employee pension or profit sharing plan or other employee benefit plan and any of the Company’s and BFI’s obligations for vacation, holiday or sick pay;

(b)                                 All federal, state, local, foreign or other Taxes:  (i) that have arisen prior to the Closing Date or may arise thereafter out of the Business either prior to or after the Closing Date; (ii) for which the Company or BFI is or, at any time hereafter, may become liable;

provided, however, that the Retained Liabilities shall not include any taxes arising out of the conduct by Buyer, after the Closing Date, of the Business; or (iii) which arise from the consummation of the transactions contemplated hereby;

(c)                                  Any Liens or Encumbrances on any of the Assets and all obligations and liabilities secured thereby;

(d)                                 All obligations of the Company or BFI, either for borrowed money or incurred in connection with the purchase, lease or acquisition of any assets;

(e)                                  Except as set forth on Schedule 2.3, any accounts or notes payable of the Company or BFI (the “Retained Payables”);

(f)                                    Any claims, demands, actions, suits or legal proceedings that have been asserted or threatened prior to the Closing Date against the Company or BFI, the Business or the Assets or which may be threatened hereafter against the Assets, the Business or the Buyer that arises in any way from or in connection with:  (i) the Company’s and BFI’s operation of the Business prior to the Closing Date; or (ii) any other business or non-business activities of the Company or BFI conducted prior hereto or hereafter, including, but not limited to, those legal actions or other proceedings set forth in Schedule 5.5 hereto; and

(g)                                 Any obligations under any employment, consulting or non-competition agreement, whether written or oral, and any liabilities or obligations arising out of the termination by the Company or BFI of any of its employees in anticipation or as a consequence of, or following, consummation of the transactions contemplated hereby.

2.5                                 Purchase Price.  In full consideration of the sale, conveyance, transfer and delivery by the Company and BFI to the Buyer of the Assets and the assumption of the Liabilities by Buyer at the Closing, the Buyer shall pay the Company an aggregate amount of Eleven Million Dollars ($11,000,000), which shall consist of the Closing Cash Payment, the Purchase Promissory Note and the Purchase Shares.

2.6                                 Cash Portion of the Purchase Price.  On the Closing Date, the Escrow Agent shall pay to the Company Seven Million Dollars ($7,000,000), less up to Two Hundred Fifty Thousand Dollars ($250,000), which amount shall be used by Buyer to pay certain costs incurred in connection with the Closing by wire transfer or delivery of other immediately available funds (the “Closing Cash Payment”).  Any amounts deducted by the Buyer from the Closing Cash Payment pursuant to this Section 2.6, shall be paid in the manner contemplated in the loan agreement entered into between the Buyer, Genutec and Fortress Credit Corp., a Delaware corporation (the “Senior Lender”).

2.7                                 Promissory Note Portion of the Purchase Price.  On the Closing Date, the Buyer and Genutec shall deliver to the Company, a Promissory Note in substantially the form of Exhibit ”B” hereto (the “Purchase Promissory Note”).  The Purchase Promissory Note shall be in the original principal amount of Three Million Dollars ($3,000,000) and shall contain, among other terms, the following:  (a) it shall contain an interest rate equal to the lesser of (1) prime rate reported by Bank of America plus six percent (6%) or (2) eleven percent (11%), compounded monthly; (b) interest only shall be payable monthly during the twenty-four (24)

months following the Closing Date, provided that the payments of interest shall be subject to the terms of the loan agreement entered into between the Buyer, Genutec and the Senior Lender; (c) all amounts due shall be subordinated to the position of the Senior Lender, pursuant to the terms of a subordination agreement to be entered into between Seller and the Senior Lender (the “Subordination Agreement”), which shall not exceed Seven Million Three Hundred Thousand Dollars ($7,300,000); and (d) in the event the Buyer or its affiliates conducts an equity raise, then all amounts raised in excess of all amounts then owing to the Senior Lender in connection with the senior debt, after such amounts have been paid to the Senior Lender, shall be payable under the Purchase Promissory Note, provided, however, that in any event, all amounts shall be due and owing upon the second anniversary of the Closing Date;  (e) the Purchase Promissory Note shall be secured with the identical collateral encumbered by the Senior Lender, but such security interest shall be junior and subordinate to the Senior Lender pursuant to the terms of a Security Agreement, the form of which is attached hereto as Exhibit ”C” and the Subordination Agreement; and (f) the Purchase Promissory Note shall be guaranteed by Genutec.

2.8                                 Adjustment of Purchase Price. Within thirty (30) days of the Closing Date, the Company shall calculate, as of the Closing Date the following calculation:  Accounts Receivable (less Three Hundred Thousand Dollars [$300,000] or such other amount as the parties may agree represents the amount of determined uncollectible Accounts Receivable, plus an allowance for bad debt of ten percent [10%] of the Accounts Receivable), plus cash included in the Assets (which in no event shall be less than Two Hundred Fifty Dollars [$250,000]), less trade payables assumed by Buyer hereunder (the “Adjustment Calculation”).  In the event the Adjustment Calculation is less than zero, the amount of the Purchase Shares (as hereinafter defined) shall be reduced by such amount, at the price of One Dollar ($1.00) per share. In the event the Adjustment Calculation is greater than zero, then the amount of the Purchase Shares shall be increased by such amount, at the price of One Dollar ($1.00) per share.

2.9                                 Issuance of Stock.  The remaining amount of the Purchase Price will be payable by Genutec to the Company at the Closing by the issuance of one million (1,000,000) shares of the common stock of Genutec (or the entity which Genutec or its affiliates intend to use as a vehicle to conduct its proposed public offering, if not Genutec) it being understood that at the time of issuance such amount shall be no less than five percent (5%) of the issued and outstanding shares of such issuer (the “Purchase Shares”).  It is understood that the Purchase Shares shall be subject to the following terms and conditions:

2.9.1                        The Purchase Shares shall be entitled to piggy-back registration rights when and if the issuer of the Purchase Shares files a Registration Statement under the Securities Act; and

2.9.2                        In the event the Purchase Shares are registered and sold in the public securities markets, then the Buyer and Genutec shall guarantee, during the two (2) year period of time commencing with the Closing Date, that the Company shall receive One Million Dollars ($1,000,000) in aggregate purchase price for the Purchase Shares.  In the event of a short fall, the Buyer and Genutec shall pay within thirty (30) days of the date of sale of the last Purchase Shares the balance to the Company by issuing additional shares of Common Stock at the then-current fair market value, as determined by the last closing sale price as of the date immediately prior to issuance of such shares and such additional shares shall be entitled to piggy-back registration rights.

2.10                           Allocation of Purchase Price.  Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local or foreign law, as appropriate), which allocation shall be reasonably acceptable to and binding upon the Company and BFI.  Buyer shall deliver such allocation to the Company within thirty (30) days following the Closing Date.  Buyer and the Company and their Affiliates shall report, act and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer.  The Company and BFI shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation.  Neither Buyer nor the Company, BFI or the Shareholders shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

SECTION 3.  Closing

3.1.                              Time and Place.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Horwitz and Cron (the “Escrow Agent”) on or before July 15, 2004 (the “Closing Date”), or, if the conditions to the Closing have not been satisfied (or waived) by that date in accordance with this Agreement, at such other time and place as the parties may agree, but in no event shall the Closing take place later than sixty (60) days after execution of this Agreement, provided, however, that if all of the conditions to the Closing identified hereby are satisfied prior to the Closing Date, the Closing shall take place within five (5) business days of such conditions having been satisfied.

3.2.                              Closing Procedures; Escrow.  The Closing shall be accomplished on the Closing Date, and in accordance with the procedures set forth in this Section 3.2.

3.2.1.                     Two Business Days Prior to Closing Date.  On the date which is two (2) business days prior to the Closing Date, the Company, BFI and the Buyer shall have satisfied all Closing conditions and shall execute all documents and materials which each such party is contemplated to execute, and deliver such documents and materials to the Escrow Agent, which the Escrow Agent shall retain such documents and materials, until directed otherwise.  Each of the parties to this Agreement also shall provide written notice to all other parties to this Agreement that they are prepared to close the transactions contemplated by this Agreement on the Closing Date.

3.2.2.                     One Business Day Prior to Closing Date.  On the date which is one (1) business day prior to the Closing Date, the Escrow Agent shall advise all parties in writing that it is in receipt of all documents necessary to close the contemplated transaction.

3.2.3.                     Closing Date.  On the Closing Date, the Parties to this Agreement shall follow all other procedures contemplated by this Agreement without variation except as otherwise agreed upon in writing.

3.3.                              Deliveries.  At the Closing:

3.3.1.                     The Company will direct the Escrow Agent to deliver to the Buyer:

(a)                                  The Articles of Incorporation of the Company and BFI certified by the Secretary of State of the State of California;

(b)                                 A good standing certificate showing that the Company and BFI are each in good standing in the State of California and in each other jurisdiction in which the Company and BFI conducts business, dated as of a recent date prior to the Closing Date;

(c)                                  Intentionally Omitted.

(d)                                 A certificate, dated as of the Closing Date, executed by each of the Shareholders, the Company and BFI, confirming that all representations and warranties are true as of the Closing Date in the form described in Section 8.1.1;

(e)                                  Intentionally Omitted.

(f)                                    A copy of any required executed consents referenced in Section 8.1.5;

(g)                                 A legal opinion of counsel to the Company and BFI in the form attached hereto as Exhibit ”D”;

(h)                                 An assignment of all Applicable Contracts and Assumed Leases; (i)                       An executed Assumption Agreement and Bill of Sale, in the form attached hereto as Exhibit ”E” (“Bill of Sale”);

(j)                                     A copy of the resolutions of the Shareholders and the Board of Directors of the Company and BFI approving the transactions contemplated by this Agreement, certified by the Secretary of the Company and BFI; and

(k)                                  Such other documents and instruments as the Buyer or its counsel, and the Senior Lender, may reasonably request to effectuate the Closing and any other transactions contemplated hereby.

3.3.2.                     The Buyer will instruct the Escrow Agent to deliver to the Company:

(a)                                  Cash Portion of the Purchase Price, in immediately available funds;

(b)                                 An executed Assumption Agreement and Bill of Sale;

(c)                                  Executed Promissory Note in favor of the Company and associated Security Agreement;

(d)                                 Executed Employment Agreements;

(e)                                  Certificate executed by Buyer certifying that all of the representations and warranties of Buyer as of the Closing Date are true, accurate and complete; and

(f)                                    Such other documents and instruments as the Company and BFI or their counsel may reasonably request to effectuate the Closing and/or any other transactions contemplated hereby.

SECTION 4.  [Intentionally Left Blank]

SECTION 5.  Representations and Warranties of the Company, BFI and the Shareholders

The Company, BFI and each of the Shareholders represent and warrant to the Buyer as follows:

5.1                                 Corporate Existence and Authority; Organization.

(a)                                  The Company and BFI:  (i) are both corporations duly organized, validly existing and in good standing under the laws of the State of California; (ii) are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, (iii) have all requisite corporate and other powers to execute, deliver and perform this Agreement; and (iv) have taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement;

(b)                                 The Company has no partial or wholly owned subsidiaries and does not:  (i) own, directly or indirectly, any capital stock of any corporation; or (ii) have any direct or indirect equity ownership interest in any corporation, limited liability company, business, firm, association, partnership, joint venture organization or other entity; and

(c)                                  The Company has heretofore delivered to the Buyer complete and correct copies of the Articles of Incorporation and Bylaws of the Company and BFI.

5.2                                 Due Execution.  This Agreement has been duly executed and delivered by the Company and each of the Shareholders and constitutes the legal, valid and binding obligation of the Company and each of the Shareholders, enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect, and subject to the availability of equitable remedies

5.3                                 No Approvals or Conflicts.  Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement by the Company and the Shareholders and the consummation of the transactions contemplated hereby, do not and will not:  (i) require the consent or approval of, or filing with, any Person or Governmental Body; (ii) violate any material Legal Requirement binding upon the Company; or (iii) constitute or result in the material breach of any provision of, or constitute a default under, any agreement, indenture or other instrument to which the Company is a party or by which the Company or its assets may be bound.

5.4                                 Capitalization.  Schedule 5.4 sets forth a complete and accurate list of the authorized and issued capital stock of the Company and BFI, which constitutes all the outstanding capital stock of the Company and BFI.  The Company is the sole registered and beneficial holder of the shares of capital stock of BFI and the Shareholders are the sole registered and beneficial holders of the shares of capital stock of the Company.  The Company’s and BFI’s outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of, and are not subject to, any pre-emptive rights.  Except as indicated on Schedule 5.4 hereto, there is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly:  (a) calls for the issuance, sale, pledge or other disposition of any of the capital stock of the Company or BFI or securities which are convertible into, or have other rights to acquire, any of the Shares or other capital stock or securities of the Company or BFI; (b) obligates the Company, any of the Shareholders or BFI to grant, offer or enter into any of the foregoing; or (c) relates to the voting or control of the capital stock, securities or rights of the Company or BFI.  No person has any right to require the Company to register any of its securities under the Securities Act.

5.5                                 No Bankruptcy, Litigation.  There has not been filed any petition or application, or any proceedings commenced, by or against, or with respect to any assets of, the Company or BFI, under Title 11 of the United States Code or any other law, domestic or foreign, relating to bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt or creditors’ rights, and neither the Company nor BFI has made any assignment for the benefit of creditors. Except as set forth in Schedule 5.5 neither the Company nor BFI is a party in any litigation or similar Proceeding.

5.6                                 Brokers’ Fees.  Neither the Company nor BFI has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.7                                 Financial Statements.  At or prior to the Closing, the Company shall provide to the Buyer copies of the Financial Statements.  The Financial Statements shall be true and correct and shall be prepared in accordance with GAAP consistently applied and consistent with prior periods.  The balance sheet comprising a part of the Financial Statements shall fairly present, in all material respects, the financial position of the Company and BFI as of its date, and the statements of operations shall fairly present, in all material respects, the results of operations of the Company and BFI for the period then ended.

5.8                                 No Material Adverse Change.  Except as set forth in Schedule 5.8, since the latest date of the Financial Statements there has not been any material adverse change in the Business, operations, properties, prospects, Assets, or condition of the Company or BFI, and no event has occurred or circumstance exists that may result in such a material adverse change.

5.9                                 Books and Records.  The books of account, minute books, stock record books, and other records of the Company and BFI, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices.  At the Closing, all of those books and records will be delivered to the Buyer.

5.10                           Title to Properties; Encumbrances.  The Company and BFI own all the Assets free and clear of all Encumbrances except for:  (a) liens for current taxes not yet due and payable; and (b) as set forth in Schedule 5.10.  The Assets, together with the Excluded Assets, constitute all of the assets necessary for the lawful operation of the Business as currently conducted and as conducted in the past.

5.11                           Undisclosed Liabilities.  Except as, and to the extent:  (a) reflected in the Financial Statements; or (b) incurred since March 31, 2004, in the ordinary course of business consistent with past practice, neither the Company nor BFI has, nor shall any of them have on the date of Closing, any liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP.

5.12                           Legal Compliance and Proceedings.  Except as listed in Schedule 5.12 and except the Legal Requirements relating to the voice broadcasting requirements of the Company, neither the Company nor BFI has received any notice from a governmental agency alleging that it is not in compliance with all material Legal Requirements associated with the operation of the Business and there is no pending Proceeding:  (a) that has been commenced by or against the Company, BFI and/or the Shareholders or that otherwise relates to or may affect the Business of, or any of the Assets or any assets owned or used by BFI; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereunder.

5.13                           Government Authorizations.  Schedule 5.13 contains a true and complete list of all material licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the Business in the manner and to the full extent they are presently conducted.  The Company and/or BFI, as the case may be, are the authorized legal holders of the licenses, permits and authorizations listed in Schedule 5.13, none of which is subject to any restrictions or condition which would limit in any respect the full operation by the Buyer of the Business as now conducted.  Copies of all licenses, permits and authorizations set forth in Schedule 5.13 have been provided to the Buyer and such licenses, permits and/or authorizations shall be transferred to the Buyer at Closing.

5.14                           Taxes.

(a)                                  The Company and BFI have each timely filed or caused to be timely filed (or has received an appropriate extension of time to file) all material Tax Returns that are or were required to be filed by it prior to the Closing Date, pursuant to applicable Legal Requirements, and such Tax Returns were true and correct in all material respects.  The Company has filed for an extension for the 2003 tax year, but has paid all state and federal income taxes due. The Shareholders shall be responsible for the completion and filing of the 2003 tax returns of the Company .  The Company has made available to the Buyer copies of all such Tax Returns relating to income or franchise taxes filed since the inception of the Company and BFI.

(b)                                 The Company and BFI have each paid (or made appropriate provision in the Financial Statements for the payment of) all Taxes that have or may have become due pursuant to material Tax Returns or otherwise, or pursuant to any assessment received by the Shareholders, BFI or the Company.  The Company and BFI have each withheld and paid over to the appropriate Governmental Body all Taxes required by law, rule or regulation to have been withheld and paid by the Company and BFI in connection with amounts paid by or owing to any employee, independent contractor, creditor, shareholder or other third party.  The Company is under no obligation to prepay, and has not prepaid, any taxes.

(c)                                  No claims have ever been made against the Company or BFI by any tax authority in a jurisdiction where the Company or BFI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There is no pending, or threatened in writing, action, audit, proceeding or investigation for the assessment or collection of any Taxes.

(d)                                 No power of attorney has been granted by the Company or BFI, and is currently in force, with respect to any matter relating to Taxes, and there are no liens (other than liens for Taxes that are not yet due and payable or which are being contested in good faith) on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

5.15                           Real Property.

(a)                                  Neither the Company nor BFI owns any real property.

(b)                                 Schedule 5.15 sets forth all of the real property leased by the Company and BFI (the “Premises”).  Neither the Company nor BFI has assigned, transferred, conveyed, mortgaged, or encumbered any of their interests in the Premises.  The Premises are supplied with utilities and other services necessary for the operation of the improvements presently located on the Premises.  The improvements located on the Premises are in good operating condition, and, to Company’s and the Shareholders’ best Actual Knowledge, are free of any patent or latent structural or engineering defects, and are suitable for the purposes for which they are presently used.

(c)                                  Except as set forth in Schedule 5.15, neither the Company nor BFI has received written notice of:  (i) any violation of federal, state or local laws, codes, regulations or ordinances affecting the Premises, including, without limitation, zoning, building or similar laws or ordinances, nor do they or any of the Shareholders have any Actual Knowledge of any of the foregoing; (ii) any covenant, restriction, condition or agreement contained in any instrument affecting such real property; or (iii) any default from any third party who would be benefited by such restriction, condition or agreement.

5.16                           Intellectual Property.  Neither the Company nor BFI owns or uses any Intellectual Property Rights in its operations, other than the unregistered trade name Sound Media Group.  To the Actual Knowledge of the Company and the Shareholders:  (a)  no other firm, corporation, association or Person has or claims the right to use, in connection with similar or closely related goods or services, and in the same geographic area, any mark which is identical or confusingly similar to the name Sound Media Group or any of the Trademarks; (b) neither the Company nor the Shareholders has any Actual Knowledge of any claim, and neither has any reason to believe that any third party asserts ownership rights in the trade name Sound Media Group any of the Intellectual Property; (c) neither the Company nor the Shareholders has any Actual Knowledge

of any claim and have any reason to believe that the Company’s use of the name Sound Media Group infringes any right of any third party; and (d) neither the Company nor the Shareholders has any Actual Knowledge or any reason to believe that any third party is infringing on the name Sound Media Group.

5.17                           Fixed Assets.

(a)                                          Schedule 2.1(a) lists all tangible assets owned or leased by the Company, and indicate therein which pieces of such assets are leased, and which pieces are owned.

(b)                                         The Company owns or leases, and Schedule 5.17 lists, all tangible assets necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted, and all such tangible assets shall be included in the Fixed Assets being purchased by Buyer hereunder.  Each Fixed Asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair, is suitable for the purposes for which it presently is used and presently is proposed to be used and is usable in connection with the Business.

5.18                           Contracts and Consents.  All Applicable Contracts and Assumed Leases, agreements and other instruments relating to the Company’s Business and BFI are listed on Schedule 5.18, and are in full force and effect, in accordance with their respective terms, and true and correct copies thereof (together with any and all amendments thereto, and together with written descriptions for any material oral Applicable Contracts) have been provided to the Buyer.  No breach, default or violation by the Company or BFI has occurred or has been alleged thereunder and, to the Actual Knowledge of the Company and the Shareholders, no breach, default or violation by any other parties thereto has occurred or has been alleged thereunder.  All such Applicable Contracts and Assumed Leases will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions hereunder.  All such contracts and agreements have been incurred in the ordinary course of Business and none of them is overdue and unsatisfied as of the date hereof.

5.19                           Accounts Receivable.  All Accounts Receivable represent or will represent valid obligations of the respective account debtors thereunder arising from sales actually made or services actually performed in the ordinary course of Business, without the right of set-off; provided, however, the Company has identified approximately Three Hundred Thousand Dollars ($300,000) which it has concluded may not be collectible.  Unless paid prior to the Closing Date, the Accounts Receivable are, or will be as of the Closing Date, current and collectible, net of the respective reserves shown on the Financial Statements or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice).

5.20                           Insurance.  The Company has a Comprehensive General Liability insurance policy for its Irvine premises. It does not have any other insurance issued for its benefit.

5.21                           Employees.  Schedule 5.21 contains a complete and accurate list of the following information for each officer, director and person who was employed by the Company and BFI within the last twelve (12) months:  name, job title, most recent compensation paid or payable

(listing base compensation and bonus compensation separately) and vacation, and other benefits accrued and affecting such person(s).  To the Actual Knowledge of the Company and the Shareholders, and except as noted in Schedule 5.21, no person listed in Schedule 5.21 has any plans to terminate employment with the Company.  Neither the Company nor BFI is a party to, or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  To the best of the Company’s and the Shareholders’ Actual Knowledge, neither the Company nor BFI has committed any unfair labor practice.  Neither the Company nor BFI has any employment agreements.

5.22                           Employee Benefits.  Neither the Company nor any affiliate of the Company, including BFI, maintains, administers or contributes to, or has maintained, administered or contributed to, nor do the employees of the Company, BFI or any ERISA Affiliate receive or expect to receive, as a condition of employment, benefits pursuant to, any employee benefit plan (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended [“ERISA”]). The Company has from time to time provided employees with performance based bonuses which have been issued at the sole discretion of Company management.

5.23                           Environment, Health and Safety.  The Company, BFI and each of their predecessors have complied with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply.

5.24                           Investment Representations.

(a)                                  The Company is acquiring the Purchase Promissory Note and the Purchase Shares (collectively, the “Securities”) for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act unless made in compliance with exemptions therefrom.

(b)                                 The Company understands that:  (i) the Securities have not been registered under the Securities Act by reason of a specific exemption therefrom, that they must be held by the Company indefinitely, and that it must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (ii) each certificate representing the Securities will be endorsed with a legend in substantially the following form along with any other legend required by applicable securities laws or agreements:

“THE OFFER AND SALE OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES OR

IF THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.”

and (iii) the Buyer will instruct any transfer agent not to register the transfer of any of the Securities unless the conditions specified in the foregoing legend are satisfied; provided, however, that no such opinion of counsel shall be necessary if the sale, transfer or assignment is made pursuant to SEC Rule 144 and the Company provides the Buyer with evidence reasonably satisfactory to the Purchaser and its counsel that the proposed transaction satisfies the requirements of Rule 144; and

(c)                                  The Company is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

5.25                           Completeness of Statements.  No representation or warranty of the Company or any Shareholder herein, and no written statement or certificate furnished or to be furnished by or on behalf of the Company or any Shareholder to the Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain as of the Closing any untrue statement of a material fact or omits or will omit to state a material fact necessary in light of the circumstances to make the statements contained herein or therein not misleading.  It is understood that the representations and warranties contained in this Agreement are for the direct benefit of the Buyer, Genutec and their respective successors and assigns only and no third party is to rely upon such representations or is to otherwise have any recourse against Company or any Shareholder arising from such representations.

SECTION 6.  Representations and Warranties of the Buyer

The Buyer represents and warrants to the Company that, as of the Closing Date:

6.1                                 Necessary Authority.  The Buyer has full power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

6.2                                 No Approvals or Conflicts.  The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby do not and will not:  (a) require the consent or approval of, or filing with, any person or public authority; (b) constitute or result in the breach of any provision of, or constitute a default under any agreement, indenture or other instrument to which the Buyer is a party or by which its assets may be bound; or (c) violate any law, regulation, judgment or order binding upon the Buyer.

6.3                                 Financing.  It is the intention of Buyer to secure a loan originated by Sextant Corporate Finance or its affiliated companies in order to finance the transaction contemplated by this Agreement.  Buyer will provide to the Company all documentation associated with the this loan and Buyer represents that there are no other representations, warranties or covenants associated with this loan other than as disclosed to the Company in writing.

6.4                                 Due Diligence.  Buyer and its management team have substantial experience and expertise in the voice broadcasting industry. Buyer has conducted its own legal and financial due diligence investigation of the Company.  Notwithstanding anything else to the contrary, Buyer agrees and confirms that the Company and the Shareholders have provided all information necessary for the Buyer to reach its own independent conclusion that the Company has been operated in accordance with applicable federal, state and local Legal Requirements associated with the voice broadcasting operations of the Company.  Buyer represents that it is an Accredited Investor within the meaning of the Securities Act.

6.5                                 Completeness of Statements.  No representation or warranty of the Buyer herein and no written statement or certificate furnished or to be furnished by or on behalf of the Buyer to the Company, the Sellers or the Senior Lender or their agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain on the Closing any untrue statement of a material fact or omits or will omit to state a material fact necessary in light of the circumstances to make the statements contained herein or therein not misleading.

SECTION 7.  Covenants

7.1                                 Pre-Closing Covenants. The Parties hereto agree as follows with respect to the period between the execution of this Agreement and the Closing.

7.1.1.                     General. Each of the parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

7.1.2.                     Notices and Consents.  Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to herein.

7.1.3.                     Preservation of Business.  The Company will, BFI will, and the Shareholders will cause the Company and BFI to, keep its Business and Assets substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

7.1.4.                     Operation of Business.  The Company and BFI, and the Shareholders will not cause or permit the Company or BFI to, engage in any practice, take any action, or enter into any transaction outside the ordinary course of Business.  Without limiting the generality of the foregoing, the Company and BFI will not,  and the Shareholders will not cause or permit the Company or BFI to, amend its Articles of Incorporation (except as may otherwise be contemplated hereby), or declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or dispose of any of the Assets .

7.1.5.                     Full Access.  The Company, BFI and the Shareholders will permit, and the Shareholders will cause the Company and BFI to permit, representatives of the Buyer to have reasonable access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of, or pertaining to, the Company, and the Assets.

7.1.6.                     Notice of Developments.  Each party will give prompt written notice to the others of any adverse development causing a breach of any of his or its own representations and warranties above.

7.1.7.                     Exclusivity.  Until the termination of this Agreement, the Shareholders will not (and the Shareholders will not cause or permit the Company or BFI to):  (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any of the assets of, the Company or BFI (including any acquisition structured as a merger, consolidation, or share exchange); or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

7.1.8.                     Post-Closing Covenants.  The parties to this Agreement agree as follows with respect to the period following the Closing:

7.1.8.1.            General.  In case at any time after the Closing further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification under this Agreement).  The Shareholders acknowledge and agree that, from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company, BFI or the Assets.

7.1.8.2.            Transition.  The Shareholders will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company or BFI from maintaining the same business relationships with the Company and BFI after the Closing as it maintained with the Company and BFI prior to the Closing.  The Shareholders will refer all customer inquiries relating to the businesses of the Company and BFI to the Buyer from and after the Closing.

7.1.8.3.            Change of Name.  Immediately after the Closing, the Company shall amend its charter and take all other actions necessary to change its name to a name dissimilar to its current name so as to avoid any confusion with the name “Sound Media Group” which is being transferred and sold to the Buyer under this Agreement.

7.2                                 Confidentiality.  Each of the Shareholders will, and will cause the Company and BFI to, treat and hold as Confidential all Confidential Information in the Shareholder’s possession about the Business and/or the operations of the Company and BFI, and refrain from using any such Confidential Information except in connection with this Agreement or at the request of the Buyer. In the event a party to this Agreement is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the requested party will notify all other parties to this Agreement so that the appropriate party may seek a protective order or waive compliance with the provisions of this Section.  If, in the absence of a protective order or the receipt of a waiver hereunder, the requested party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the requested party may disclose the Confidential Information to the tribunal; provided, however, that the requested party shall use his or its reasonable best efforts to obtain, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Disclosing Party shall designate.  The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

7.3                                 Non-Competition.  In recognition of the importance to the Buyer of the preservation and protection of its intellectual property, name and goodwill, effective as of the Closing, and in consideration of the price being paid to the Company for the acquisition of the Assets, and for other good and valuable consideration, the Company and BFI and each Shareholder covenants and represents, severally and not jointly, as to such Shareholder that during the three (3) year period of time following the Closing Date (the “Restrictive Periods”) the Company, BFI and each such Shareholder shall not, directly or indirectly as a partner, joint venturer, member, lender, employer, employee, advisor, contractor, consultant, shareholder, principal or agent engage in, control, advise with respect to, manage or furnish consulting or other services to, or have any interest in any business located anywhere in the world where the Business was conducted by the Company or BFI, that is competitive with the Business or any of the products or services offered or provided by the Company or BFI prior to the date hereof. Notwithstanding the foregoing, it is understood that Tony Tseng will execute an Employment Agreement and continue in the operations of the Business as conducted by Buyer and Genutec; it is further understood that the Shareholders currently operate and intend to continue to operate business concerns which require the services provided by the Company or BFI, as more particularly described on Schedule 7.3. Nothing contained herein shall restrict or limit the ability of the Shareholder to continue to operate business concerns utilizing services such as those provided by the Company and/or BFI.

7.4                                 Non-Solicitation.  Each Shareholder covenants and represents, severally, and not jointly, as to such Shareholder, that such Shareholder shall not:  (a) directly or indirectly solicit for employment or engagement, or employ or engage, any employee or independent contractor of the Company or BFI, who is employed or engaged at, or who is providing services with respect to the Company or BFI as of the date of Closing (a “Restricted Person”); or (b) hire, engage, or attempt to hire or engage, any Restricted Person or in any way interfere with the relationship between the Buyer and any of its employees or independent contractors; or (c) solicit, induce or attempt to solicit or induce any then current customer or prospective customer of the Company or BFI or the Buyer to terminate or modify its use of the ‘s, BFI’s, Genutec’s or the Buyer’s products or services (“Current Customer” shall mean any person or entity for which the Company or BFI has provided services to or has received payment from within the one (1) year period prior to the end of any Shareholder’s employment with the Company, “Prospective Customer” shall mean any person or entity which the Company, BFI or any Shareholder has contacted on behalf of the Company or BFI within the one (1) year period prior to the end of any Shareholder’s employment with the Company or BFI and to which the Company, BFI, Genutec or the Buyer has made a proposal for business which proposal has not been rejected by such person or entity); or (d) interfere or attempt to interfere with any of the Company’s, BFI’s, Genutec’s or Buyer’s other business relationships including, without limitation, its relationship with any of its referral sources, distributors, brokers, suppliers, service providers or other business contacts (“Business Relation”) or attempt in any manner to cause a Business Relation to modify or terminate its relationship with the Company, BFI, Genutec or the Buyer.

7.5                                 Remedies for Certain Breaches.  In the event any of the Shareholders or the Company or BFI violate any of their noncompetition or nonsolicitation obligations hereof, the Buyer and Genutec may proceed against the party so violating its obligations, in law or in equity, for such damages or other relief as a court may deem appropriate.  The parties hereto acknowledge that a breach of these obligations may cause irreparable harm which may not be adequately compensated for by money damages.  The parties hereto therefore agree that in the event of any actual or threatened violation of the noncompetition and nonsolicitation obligations of the Company, BFI or any of the Shareholders herein, the Buyer and Genutec shall be entitled to seek, in addition to other remedies that it may have a temporary restraining order and preliminary and final injunctive relief against the party violating such provision.  The prevailing party in any such action commenced shall also be entitled to receive reasonable attorneys’ fees and court costs.  It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce the noncompetition and nonsolicitation obligations hereof, any term, restriction, covenant or promise therein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

SECTION 8.  Closing Conditions

8.1                                 Closing Conditions for the Benefit of the Buyer and Genutec.  The Buyer’s and Genutec’s obligation to proceed to the Closing under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by the Buyer and Genutec:

8.1.1.                     Representations and Warranties True; Certificate.  The representations and warranties of the Company, BFI and the Shareholders contained in this Agreement shall be true and correct as of the date hereof and as of the Closing, and the Buyer shall have received a duly executed certificate from the Company, BFI and each Shareholder, dated as of the Closing Date, to the effect that the foregoing is correct.

8.1.2.                     Performance.  Each of the obligations of the Shareholders, BFI and the Company to be performed by them on or before the Closing pursuant to the terms hereof, including delivering the deliverables set forth in Section 3.3.1 hereof, shall have been duly performed and complied with in all material respects by the Closing.

8.1.3.                     Employment Agreements.  The Employment Agreements shall have been duly executed and delivered by the respective parties.

8.1.4.                     Financing.  The Buyer have shall have obtained financing sufficient to enable the Buyer to meet its obligations hereunder; provided, however, it is the intention of the Buyer to close the contemplated transaction as quickly as practicable with financing provided by the Senior Lender.

8.1.5.                     Consents.  The Company and BFI shall have obtained consents from all necessary third parties to consummate the transactions contemplated hereunder, including, without limitation, to effect the assignment to Buyer of the Applicable Contracts and Assumed Leases.

8.1.6.                     Due Diligence and Inspection.  The Buyer shall have been satisfied in its reasonable discretion with its due diligence review and inspections of the business, operations assets and records of the Company and BFI with respect to the operation of the Business of the Company and BFI and the transactions contemplated hereby; provided, however, that if the Buyer does not deliver to the Company a written notice of termination of this Agreement as a result of such due diligence review and the review of the Disclosure Schedules on or before the later of:  (a) five (5) business days after final delivery of the Disclosure Schedules; or (b) one (1) day prior to the Closing Date, then this condition shall be deemed to have been fulfilled.

8.1.7.                     No Proceedings.  No Proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator or threatened in writing wherein an unfavorable injunction, judgment, order, decree, ruling or charge would or could adversely affect the Business or any of the Assets, or prevent consummation of any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

8.1.8.                     Closing Conditions for the Benefit of the Company.  The Company’s obligation to proceed to Closing under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company:

8.1.8.1               Representations and Warranties True, Certificate.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the date hereof and as of the Closing, and the Company shall have received a duly executed certificate from the Buyer, dated as of the Closing Date, to the effect that the foregoing is correct.

8.1.8.2               The Buyer’s Performance.  Each of the obligations of the Buyer to be performed by them on or before the Closing Date pursuant to the terms hereof, including delivering the deliverables set forth in Section 3.3.2 hereof, shall have been duly performed and complied with in all material respects by the Closing.

8.1.8.3               Employment Agreements.  The Employment Agreements shall have been duly executed and delivered by the respective parties.

8.1.9                        Termination Date.  In the event the transaction contemplated by this Agreement is not closed on or prior to July 15, 2004, then the Company may either: (a) terminate this Agreement or (b) unilaterally extend this Agreement for an additional period of time of up to fifteen (15) days by providing written notice to the Buyer. Any additional extension shall require the mutual consent of the Company and the Buyer.

SECTION 9.  Expenses

9.1                                 Each party shall pay their own expenses associated with the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel, accountants and consultants.

SECTION 10.  Indemnification

10.1                           Indemnification and Payment of Damages by the Company, BFI and the Shareholders.  Subject to the notice and other applicable provisions of this Agreement, the Company, BFI and each of the Shareholders severally and not jointly, according to their percentage interest in the Company, will indemnify and hold harmless the Buyer, Genutec and their respective representatives, stockholders, controlling persons, attorneys, accountants, consultants, agents, successors and assigns and affiliates (collectively, the “Indemnified Persons”) for, and will promptly pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, out of, from or in connection with (a) any Breach by the Company, BFI or any of the Shareholders of any of the covenants or representations or warranties of the Company, BFI or the Shareholders contained herein, any other certificate or document delivered by the Shareholders, BFI or the Company pursuant to this Agreement, or (b) any other liabilities arising from the operations of the Company or BFI prior to the Closing Date, including, without limitation, the Retained Liabilities but not including the Liabilities being assumed by Buyer hereunder.  In addition, the Buyer shall timely file all claims with, and diligently pursue settlement from, any insurance company related to claims for which indemnification may be available pursuant hereto, and any amounts received from any such insurance company shall be used to reduce the amounts that the Company, BFI or the Shareholders are otherwise required to pay pursuant to this Section (or shall be used to reimburse the Company, BFI or the Shareholders to the extent that they have already paid such amounts pursuant to this Section).

10.2                           Indemnification and Payment of Damages the Buyer.  Subject to the notice and other applicable provisions of this Agreement, the Buyer will indemnify and hold harmless the Company, BFI and each of the Shareholders and their representatives, stockholders, controlling persons, attorneys, accountants, consultants, agents, successors and assigns and affiliates and will promptly pay to such parties the amount of any Damages arising, directly or indirectly, out of, from or in connection with:  (a)  any Breach by the Buyer of this Agreement of any of the representations or warranties or covenants of Buyer contained herein, or any other certificate or document delivered by the Buyer pursuant hereto; and/or (b) any of the Liabilities being assumed by Buyer hereunder.   In addition, the Company, BFI and each of the Shareholders shall timely file all claims with, and diligently pursue settlement from, any insurance company related to claims for which indemnification may be available pursuant hereto, and any amounts received from any such insurance company shall be used to reduce the amounts that the Buyer is otherwise required to pay pursuant to this Section (or shall be used to reimburse the Buyer to the extent that it has already paid such amounts pursuant to this Section).

10.3                           Time Limitations.  All representations and warranties in this Agreement shall survive the Closing for a period of eighteen (18) months.  Notwithstanding the foregoing, the representations, warranties, covenants, and obligations under Sections 5.1, 5.2 , 5.4  and 5.10 relating to title to assets, title to shares, organization and authorization of the Company or BFI shall survive for a period of five (5) years and representations, warranties, covenants, and obligations relating to Tax matters shall survive for a period equal to the applicable statute of limitations for such matter(s).  The covenants and agreements contained in this Agreement shall survive the Closing without limitation as to time except as may be otherwise specified herein.

10.4                           Procedure for Indemnification - Third Party Claims.

(a)                                  Within ten days after receipt by a party asserting an indemnity claim (an “Indemnified Party”) of notice of the commencement of any Proceeding against it, such party will, if a claim is to be made against a party providing indemnification (an “Indemnifying Party”) under this Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.

(b)                                 If any Proceeding is brought against an Indemnified Party and such party validly gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless:  (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate; or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section for:  (A) any fees of other counsel, or (B) any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation.  If the Indemnifying Party assumes the defense of a Proceeding: (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to the provisions of this Section; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of material Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

(c)                                  Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)                                 The Shareholders, the Company, BFI and the Buyer hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against the Shareholders or any Indemnified Party, as the case may be, for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Shareholder with respect to such a claim anywhere in the world.

10.5                           Procedure for Indemnification - Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.6                           Limits on Indemnification. No claim may be made against any party for indemnification hereunder unless and only to the extent the aggregate of all Damages incurred by the Person seeking indemnification exceed Fifty Thousand Dollars ($50,000) and then only with respect to that portion of Damages which exceed the Fifty Thousand Dollars ($50,000); provided that such limitation shall not apply with respect to:  (i) the Buyer’s obligation to indemnify the Shareholders, BFI or the Company with respect to any Liabilities being assumed hereunder; and (ii) the Company’s, BFI’s and the Shareholders’ obligation to indemnify the Buyer and Genutec with respect to the Retained Liabilities and, in the case of (i) and (ii), the Indemnifying Party shall indemnify the Indemnified Party for the total amount of all Damages incurred in connection therewith.  No party shall be required to indemnify any Person for Damages which, in the aggregate, exceed the amount of cash actually received by such party under the transaction contemplated by this Agreement.

SECTION 11.  Termination

11.1                           Termination.  This Agreement may be terminated by the Buyer or the Company, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

(a)                                  If, on or prior to the Closing Date, the other party defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such default shall not be cured within fifteen (15) calendar days of the date of written notice of default served by the party claiming such material default;

(b)                                 If there shall be in effect any final judgment, final decree or final order that would prevent or make unlawful the Closing;

(c)                                  As provided in any Section of this Agreement which specifically provides for termination the hereof; or

(d)                                 By the mutual consent of the Buyer and the Company.

(e)                                  Notwithstanding anything to the contrary herein, this Agreement shall terminate in all respects if the Closing does not occur on or before the latest date set forth in Section 3.1 hereof, as such date may be changed pursuant to such Section.

SECTION 12.  General

12.1                           Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto, and no party hereto shall be bound by any communications between them on the subject matter hereof unless such communications are in writing and bear a date contemporaneous with, or subsequent to, the date hereof.

12.2                           Successors and Assigns.  This Agreement shall be binding upon the parties hereto, their heirs, personal representatives, successors and assigns.

12.3                           Execution of Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

{ ~ BALANCE OF PAGE INTENTIONALLY LEFT BLANK ~ }

12.4                           Notices.  All notices, requests, demands, claims, and other communications hereunder must be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when sent if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to COMPANY:		SOUND MEDIA GROUP, INC.
Attn: Mr. Tony Tseng
One Park Plaza, Suite 430
Irvine, California 92614-8512
Facsimile: 949 . 221 . 9797
Email: Tony@soundmediagroup.com

If to the Shareholders :		MR. SCOTT PRESTA

MR. AARON JONES

MR. TONY TSENG

MR. ANDY SALISBURY

With a copy to:		HORWITZ & CRON
Attn: Lawrence W. Horwitz, Esq.
15615 Alton Parkway, Suite 175
Irvine, California 92618
Facsimile: 949 . 453 . 8774
Email: LHorwitz@hclaw.biz

If to BUYER:		GENUTEC MARKETING, INC.
Attn: Mr. Lee Danna
27121 Aliso Creek Road, Suite 130
Aliso Viejo, California 92656
Facsimile: 866 . 223 . 1300
	Email:	LeeDanna@genutec.com
LeeDanna@earthlink.net

With a copy to:	STRADLING, YOCCA, CARLSON & RAUTH
Attn: Mark L. Skaist, Esq.
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
Facsimile: 949 . 725 . 4100
Email: MSkaist@sycr.com

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

12.5                           Governing Law; Jurisdiction; Service of Process.  This Agreement shall be governed by the internal laws of the State of California.  The parties hereby consent to process being served in any action by delivery via Federal Express or any other nationally recognized overnight courier.

12.6                           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.7                           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first set forth above.

“COMPANY”		“BFI”

SOUND MEDIA GROUP, INC., A California corporation		BREAKING FREE, INC., A California corporation

By:	/s/Tony Tseng	By:	/s/Matt Pekarek
Name:	Tony Tseng	Name:	Matt Pekarek
Title:	CEO	Title:	CFO

“SHAREHOLDERS”

/s/ Scott Presta	/s/ Tony Tseng
SCOTT PRESTA	TONY TSENG

/s/ Aaron Jones	/s/ Andy Salibury
AARON JONES	ANDY SALISBURY

“GENUTEC”

GENUTEC BUSINESS SOLUTIONS, INC., A Montana corporation

By:	/s/ Lee Danna
Name:	Lee Danna
Title:	President and CEO

“BUYER”

GENUTEC MARKETING, INC., A
California corporation and wholly owned
subsidiary of GENUTEC BUSINESS
SOLUTIONS, INC., a Montana corporation

By:	/s/ Lee Danna
Name:	Lee Danna
Title:	President and CEO

SUBORDINATED SECURED PROMISSORY NOTE

NOTICE: THE OBLIGATIONS EVIDENCED BY THIS SUBORDINATED PROMISSORY NOTE ARE SUBORDINATE TO OTHER INDEBTEDNESS OF MAKER AS PROVIDED HEREIN AND THE “SUBORDINATION AGREEMENT” (AS HEREINAFTER DEFINED).

$3,000,000	July , 2004

FOR VALUE RECEIVED, the undersigned parties (together with their permitted successors and assigns being herein referred to collectively as “Maker”), (hereinafer referred to in the singular, whether one or more), promises to unconditionally pay to the order of Sound Media Group, Inc., a California corporation, its successors or assigns or any subsequent holder of this Note (hereinafter sometimes collectively referred to as “Payee”), the amount of $3,000,000 (Three Million Dollars) at the law offices of HORWITZ & CRON, located at 15615  Alton Parkway, Suite 175, Irvine, California 92618, or any other address designated by Payee in writing.

This Note shall accrue interest at a rate equal to the prime rate reported by the Bank of America plus six percent (6%), compounded monthly per annum, up to a maximum interest rate of eleven percent (11%) per annum. Principal and interest due under this Note shall be due and payable upon the first to occur of the following:

(1)           Two (2) years from the date of this Note, at which time all principal and interest due hereunder shall be immediately due and payable (the “Maturity Date”); or

(2)           An equity raise completed by Maker or any company affliated with Maker in which the net proceeds to Maker are in excess of all amounts then owing to the Senior Lender in connection with the senior debt, afer such amounts have been paid to the Senior Lender (but only up to the amount of such excess).

Upon failure to pay this Note when due, or upon failure to perform or comply with any of the covenants or agreements contained herein, then such failure shall constitute a default under this Note, and, the entire amount of principal and interest remaining unpaid shall at once become due and payable. During the period commencing with any such default and continuing until such default is cured, interest shall be charged at the rate of ten percent (10%) per annum.

In addition to and without limitation on any other rights or remedies Payee may have hereunder or at law or in equity, if Maker shall fail to make the payment(s) when due, a late charge by way of damages shall be immediately due and payable. Maker recognizes that default

1

by Maker in making the payments herein agreed to be paid when due will result in Payee incurring additional expense, in loss to Payee of the use of the money due and in frustration to Payee in meeting its other financial commitments. Maker agrees that, if for any reason Maker fails to pay the amount due under this Note within ten (10) days of when due, Payee shall be entitled to damages for the detriment caused thereby, but that it is extremely diffcult and impractical to ascertain the extent of such damages, Maker therefore, agrees that a sum equal to Five Cents ($0.05) for each One Dollar ($1.00) of each payment which becomes delinquent is a reasonable estimate of said damages to Payee, which sum Maker agrees to pay on demand.

If this Note is not paid when due, whether at the Maturity Date or by acceleration as hereinabove provided, Maker promises to pay all costs of collection and all expenses incurred; such costs and expenses shall include, without limitation, all costs, expenses and attorneys’ fees incurred by Payee in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving any person or entity liable for the payment of this Note or having rights in any collateral securing payment of this Note. Maker further promises to pay all costs, expenses and attorneys’ fees incurred by Payee in connection with any default hereunder and in any proceeding brought to enforce any of the provisions of this Note. All such sums shall bear interest from the date incurred by Payee until paid at the default interest rate set forth hereinabove. Finally, Maker agrees that upon any default hereunder a pre-judgment writ of attachment may be issued in favor of Payee for the principal amount due plus any interest, late charge or other costs and fees. Maker hereby waives any requirement that a bond be posted by Payee prior to receiving this pre-judgment writ of attachment.

Should interest under this Note or any late charge, fees, expenses, and/or any other sums owing to Payee not be paid in full when due, the amount thereof shall be added to the principal amount outstanding under this Note, and thereafer, shall bear like interest as if principal.

This Note inures to and binds the heirs, successors and assigns of Maker and Payee. Maker may not assign any rights or obligations under this Note without Payee’s prior written consent, which consent may be withheld in Payee’s sole discretion.

Maker agrees, and by acceptance hereof Payee and each holder of this Note are deemed to have agreed, that this Note and the indebtedness evidenced hereby are intended to be and shall be subordinate and junior in all respects to the $7,300,000 term loan (as such loan may be modifed or extended, the “Senior Loan”) extended from Fortress Credit Corp., a Delaware corporation (together with its successors and assigns, “Senior Lender”) to GenuTec Marketing, Inc., a California corporation, as borrower, guaranteed by GenuTec Business Solutions, Inc., a Montana corporation and any and all other indebtedness and obligations of Maker to Senior Lender arising under that certain Financing Agreement, dated as of, on or about [June 30], 2004, by and among Senior Lender and Maker (as may be amended from time-to-time, the “Senior Loan Agreement”). Further, this Note shall be subject to the terms of that certain Subordination and Standstill Agreement, dated as of the date hereof, by and between Senior Lender and Payee (the “Subordination Agreement”). In the event of any conflict between the terms and conditions of this Note and the terms and conditions of the Subordination Agreement, the terms and conditions of the Subordination Agreement shall control.

2

Without limitation of the foregoing, in the event of any dissolution, winding up, liquidation or reorganization of Maker or any entity comprising Maker (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit or creditors or proceedings for voluntary or involuntary liquidation, dissolution or other winding up of Maker, whether or not involving insolvency or bankruptcy, or any other marshalling of the assets and liabilities of Maker or otherwise): (i) all indebtedness and other obligations owing under the Senior Loan Agreement (including interest accruing thereon after the commencement of any such action) shall first be paid in full before any payment or distribution is made upon the principal hereof of interest hereon or any fees, costs, charges or expenses hereunder; and (ii) any payment or distribution of assets of Maker, whether in cash, property or securities to which the holder hereof would be entitled except for the provisions hereof, shall be paid or delivered by Maker or any receiver, trustee in bankruptcy, liquidating trustee, disbursing agent, agent or other person making such payment or distribution, directly to the holders of the obligations owing under the Senior Loan Agreement to the extent necessary to pay in full all such obligations then remaining unpaid.

This Note shall be secured pursuant to the terms of that certain Subordinated Security Agreement, of even date herewith, encumbering the assets of GenuTec Marketing, Inc., a California corporation and GenuTec Marketing, Inc., a Montana corporation. It is understood that this security interest shall be subordinate and junior in all respects to a lien in favor of the Senior Lender securing the Senior Loan, and shall be subject to the terms of the Subordination Agreement.

If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be liberally construed in favor of the Payee in order to effect the provisions of this Note. In addition, in no event shall the rate of interest payable under this Note exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules), and any interest paid in excess of the permitted rate shall be refunded to Maker. Such refund shall be made by application of the excessive amount of interest paid against any sums outstanding. If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding shall be refunded in cash by the Payee. Any such crediting or refund shall not cure or waive any default by Maker hereunder.

This Note is the “Purchase Promissory Note” referred to in that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of July   , 2004, by and among Maker, Payee, Scott Presta, Tony Tseng, Aaron Jones and Andy Salisbury.

Maker hereby waives presentment, protest and demand, notice of protest, demand and of dishonor and non-payment of this Note, waives the right to plead any and all statutes of limitation as a defense to any demand under this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time-to-time without in any way affecting the liability of the Maker, said guarantors and/or sureties hereof.

No previous waiver and no failure or delay in acting by Payee with respect to any of the terms of this Note shall constitute a waiver of any breach, default or failure of condition under

3

this Note. The acceptance by Payee of any payments under this Note in an amount less than the amount due and owing or after the date that such payment is due shall not constitute a waiver of the right to require prompt and full payment when due of future or succeeding payments or to declare a default as herein provided.

This Note is to be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws principles. Time is of the essence with regard to each and every term, covenant, provision and condition of this Note.

“MAKER”

GenuTec Business Solutions, Inc.,
a Montana corporation

By:	/s/ Lee Danna
Name:	Lee Danna
Title:	C. E. O.

GenuTec Marketing, Inc.
a California corporation and wholly
owned subsidiary of GenuTec Business
Solutions, Inc., a Montana corporation

By:	/s/ Lee Danna
Name:	Lee Danna
Title:	C. E. O.

Maker’s Address for Notice:	27121 Aliso Creek Road, Suite 130
Aliso Vejo, California 92656

4